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                                                                      Exhibit 12
                          BATTLE MOUNTAIN GOLD COMPANY
  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERRED DIVIDENDS
                         (in thousands, except ratios)

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                                                                                Nine months Ended
                                                                                  September 30,

                                                                             1994               1993
                                                                          ---------           ---------
 EARNINGS COMPUTATION USING
 CONSOLIDATED INCOME STATEMENT DATA

 Income (loss) before income taxes and
  minority interest                                                       $  11,717           $ (4,281)
 Minority interest in income of
  majority-owned subsidiaries                                                (3,236)            (3,304)
                                                                          ---------           --------

 Income (loss) before income taxes                                            8,481             (7,585)
                                                                          ---------           --------
 Add fixed charges included in income (loss):
   Interest expense                                                           7,303              6,522
   Amortization of deferred financing costs                                     156              1,015

   Interest portion of rental expenses (33%)                                  1,829                775
                                                                          ---------           --------
   Sub-total fixed charges included in income (loss)                          9,288              8,312
                                                                          ---------           --------
 Earnings (loss)                                                          $  17,769           $    727
                                                                          =========           ========



 Fixed Charges

 Included in income (loss)                                                $   9,288           $  8,312
 Capitalized interest                                                         4,488              4,691
                                                                          ---------           --------
  Total fixed charges                                                        13,776             13,003
                                                                          ---------           --------
 Preferred dividends                                                          6,440              3,582
                                                                          ---------           --------
  Combined fixed charges and
   preferred dividends                                                    $  20,216           $ 16,585
                                                                          =========           ========

 Ratio of earnings to fixed charges                                            1.29                  -


 Amount by which fixed charges exceed earnings                                    -           $ 12,276
 Ratio of earnings to combined fixed charges
   and preferred dividends                                                        -                  -

 Amount by which combined fixed charges and
   preferred dividends exceed earnings                                    $   2,447           $ 15,858
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